EXHIBIT 7

                                                                  Execution Copy
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                        STRATEGIC AND MARKETING AGREEMENT

                                  By and Among

                             SBC COMMUNICATIONS INC.

                        SBC INTERNET COMMUNICATIONS, INC.

                       PRODIGY COMMUNICATIONS CORPORATION

                                       and

                   PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP

                          Dated as of November 19, 1999





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                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

Article I DEFINITIONS......................................................   2

ARTICLE II MARKETING.......................................................   9
 2.1 Generally.............................................................   9
 2.2 Branding..............................................................   9
 2.3 Exclusivity and Limits on Exclusivity.................................  10
 2.4 Marketing Commitments.................................................  11
 2.5 SBC New Subscriber Marketing Payments.................................  11
 2.6 Legacy Subscribers....................................................  12
 2.7 Telecommunications Services...........................................  13
 2.8 DSL Preference........................................................  15
 2.9 Bundling..............................................................  15
 2.10 Access to Subscriber Information.....................................  15
 2.11 Access to Arrangements...............................................  16

ARTICLE III INTELLECTUAL PROPERTY..........................................  16
 3.1 (a)  License Grants...................................................  16
 3.2 Portal Intellectual Property..........................................  17
 3.3 Future Products.......................................................  18

ARTICLE IV PRODUCT DEVELOPMENT; PORTAL.....................................  19
 4.1 Development of Client Software........................................  19
 4.2 Prodigy Portal........................................................  19
 4.3 Product Development Details...........................................  21

ARTICLE V NETWORK SERVICES.................................................  22
 5.1 SBC Preference for Network Services...................................  22
 5.2 Qualifications on Preference..........................................  22
 5.3 Favored Pricing; Third Party Agreements...............................  22
 5.4 Day-to-Day Business Operations of Prodigy.............................  22
 5.5 Technical Assistance by SBC...........................................  23
 5.6 Global Services Provider..............................................  23

ARTICLE VI DISPUTE RESOLUTION..............................................  23
 6.1 Negotiation...........................................................  23
 6.2 Arbitration...........................................................  23

ARTICLE VII ADDITIONAL AGREEMENTS..........................................  25
 7.1 Additional Agreements.................................................  25

ARTICLE VIII TERMINATION...................................................  26
 8.1 Termination of Agreement..............................................  26

ARTICLE IX REPRESENTATIONS AND WARRANTIES..................................  27
 9.1 Representations and Warranties of Prodigy and Operating Partnership...  27
 9.2 Representations and Warranties of SBC and SBC Sub.....................  28

ARTICLE X MISCELLANEOUS....................................................  29
 10.1 Assignment...........................................................  29
 10.2 Governing Law; Venue; Waiver of Jury Trial...........................  29
 10.3 Counterparts.........................................................  29
 10.4 Notices..............................................................  30
 10.5 Entire Agreement.....................................................  31
 10.6 Amendment............................................................  31
 10.7 Severability.........................................................  31
 10.8 Headings; Recitals...................................................  32
 10.9 No Waiver of Rights..................................................  32
 10.10 Remedies Cumulative.................................................  32
 10.11 No Agency...........................................................  32
 10.12 No Third Party Beneficiaries........................................  32
 10.13 Force Majeure.......................................................  33
 10.14 Further Assurances; Affiliates......................................  33
 10.15 Export Controls.....................................................  33
 10.16 Negotiated Terms....................................................  33
 10.17 Principles Of Construction..........................................  33
 10.18 Confidentiality.....................................................  34
 10.19 Taxes...............................................................  34
 10.20 Treatment in Accordance with Future Transactions....................  34

                        STRATEGIC AND MARKETING AGREEMENT
                        ---------------------------------

     This Agreement (the "Agreement") is made as of the 19th day of November, 1999 by and among SBC Communications Inc., a Delaware corporation ("SBC"), and SBC Internet Communications, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of SBC ("SBC Sub"), on the one hand, and Prodigy Communications Corporation, a Delaware corporation ("Prodigy"), and Prodigy Communications Limited Partnership, a Delaware limited partnership ("Operating Partnership"), on the other hand. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Investment Agreement (as defined below).

                                   WITNESSETH:

     WHEREAS, contemporaneously with the execution and delivery of this Agreement SBC, SBC Sub, Prodigy, Prodigy Transition Corporation, a Delaware corporation and a wholly owned subsidiary of Prodigy ("PTC"), and Operating Partnership are entering into an Investment, Issuance, Contribution and Assumption Agreement (the "Investment Agreement") pursuant to which, among other things, Prodigy and PTC are contributing to Operating Partnership all of the Prodigy Assets and Prodigy Liabilities (as such terms are defined in the Investment Agreement); SBC Sub is contributing to Operating Partnership all of the SBC Assets and SBC Liabilities (as such terms are defined in the Investment Agreement); Prodigy is issuing the Investment Share (as such term is defined in the Investment Agreement) to SBC Sub; and Operating Partnership is issuing the SBC Units (as such term is defined in the Investment Agreement) to SBC Sub;

     WHEREAS, SBC Sub wishes to provide the existing subscribers of the Internet access services of SBC Sub, as of the Closing, with the Prodigy Service, assist Prodigy and Operating Partnership in acquiring new subscribers for the Prodigy Service and provide certain network and other services to Prodigy and Operating Partnership;

     WHEREAS, Prodigy, Operating Partnership, SBC and SBC Sub (each a "Party" and collectively the "Parties") wish for Prodigy and Operating Partnership to become a leading analog dial-up, ISDN and DSL Retail ISP Service in the United States;

     WHEREAS, the Parties desire that SBC and its Affiliates be the preferred provider of Network Services used to Deliver the Prodigy Service.

     NOW, THEREFORE, in consideration of the premises, agreements, representations, covenants and warranties herein contained, the Parties agree as follows.


                                    Article I
                                   DEFINITIONS

     As used in this Agreement, the following terms will have the meaning ascribed to them below:

     "Advertisement" means an interactive advertisement, promotion, link, banner, pointer or sponsorship.

     "Affiliate" of any specified Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such specified Person. For the purposes of this Agreement, SBC Sub is an Affiliate of SBC and each of Operating Partnership and PTC is an Affiliate of Prodigy.

     "Aggregate Subscriber Commitment" means, with respect to the three year period commencing on the Closing Date, 1,200,000 gross additional Subscribers.

     "Arbitration Notice" has the meaning set forth in Section 6.2(a).

     "Assume" has the meaning set forth in the Investment Agreement.

     "Average Retail Price" means the average of the monthly price that America Online, Inc., The Microsoft Network, and Mindspring Enterprises, Inc. (or such other Internet service providers as the Parties may agree from time to time specifically excluding the Prodigy Service) charge their respective retail subscribers.

     "Bankruptcy and Equity Exception" has the meaning set forth in Section 9.1(a).

     "Broadband" or "Broadband Access" means Internet connectivity between an End User's location and up to and including the backbone and any GSP through DSL access or other forms of high speed access with speeds of at least 144 kilobits per second downstream, including connectivity by means of coaxial cable, wireless and satellite transmissions.

     "Business Day" means any day other than Saturday, Sunday or a day on which banks in the City of New York, New York are authorized or obligated by law or executive order to close.

     "Business Plan" means the two-year operating plan of each of Prodigy and Operating Partnership (including the then-current (i) Development Plan and (ii) Marketing Plan) and each subsequent two-year operating plan of each of Prodigy and Operating Partnership.

     "Category I Work Products" has the meaning set forth in Section 3.3(a).

     "Category II Work Products" has the meaning set forth in Section 3.3(c).

     "Claim" has the meaning set forth in Section 6.1.

     "Client Documentation" means the documentation included with the Commercial Client and the Licensed Client, including any Upgrades thereto.

     "Closing" has the meaning set forth in Section 3.1 of the Investment Agreement.

     "Closing Date" has the meaning set forth in Section 3.1 of the Investment Agreement.

     "Co-Brand" means a composite mark or other combination of the trademark(s), trade name(s), service mark(s) or logo(s) of two or more Persons that is used to identify a particular product or service.

     "Commercial Client" means the English and Spanish language versions (and other versions as agreed by SBC Sub and Operating Partnership in writing) of the Internet browser client software utilized by Prodigy and Operating Partnership at the Closing Date for the Apple Macintosh OS and Microsoft Windows platforms (and other platforms as agreed by SBC Sub and Operating Partnership in writing), in executable object-code version only, and any Upgrades or replacements thereto in executable object-code version only, including any Third Party software embedded therein.

     "Connectivity Software" means software drivers and small applications, in some cases unseen by the user, typically provided by Microsoft, SBC Sub, and Third Party vendors to allow networking drivers on the user's PC to communicate with the network being used, as mutually agreed by SBC Sub and Operating Partnership.

     "Content" means text, images, video, audio (including music included in synchronous or timed relation with visual displays) and other data, Products, Advertisements and software, including any modifications, upgrades, updates, enhancements and related documentation for any of the foregoing.

     "Control," including its various tenses and derivatives (such as "Controlled"), means, with respect to any Person, the presence of one of the following: (i) the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person or (ii) the ability, directly or indirectly, to direct the voting of a majority of the directors of such Person's board of directors or, if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.

     "CPE" means customer premises equipment.

     "Customized Client" means versions of the Licensed Client which may be modified by or for Prodigy or Operating Partnership and are Marketed and distributed as a part of the Prodigy Service.

     "Deliver" including its various tenses and derivatives (such as "Delivered"), means providing the Prodigy Service to Prodigy Subscribers by making broadband or narrowband access available to such Prodigy Subscriber and distributing the appropriate client software to such Prodigy Subscriber.

     "Development Plan" has the meaning set forth in Section 4.3(a).

     "Development Projects" has the meaning set forth in Section 4.3(a).

     "Documentation" means the Client Documentation and Tools Documentation.

     "DSL" means digital subscriber line.

     "End User" means a subscriber to the Prodigy Service.

     "Escalation Process" has the meaning set forth in Section 2.8(b).

     "Excess Narrowband Subscriber" means, in any annual measurement period in which SBC has procured for the Prodigy Service in excess of 300,000 gross additional Subscribers (the "Excess Subscribers"), those Excess Subscribers that are not receiving Broadband Access.

     "Exclusivity Termination Date" means the earliest to occur of (i) a date that is three years following the date hereof, and any successive third anniversary of such date, at which one Party shall have delivered to the other Party in writing at least 135 days prior to such date a notice stating that it does not wish to continue this Agreement (as it may be amended) and (ii) the occurrence of any Exclusivity Termination Event and the delivery by SBC of a notice terminating its marketing exclusivity.

     "Exclusivity Termination Event" means (x) any action by Prodigy or any of its Subsidiaries that facilitates or encourages any direct or indirect acquisition by a SBC Designated Entity of beneficial ownership of shares in Prodigy or any of its Affiliates entitling the holder to cast 15% or more of the votes in any election of directors in Prodigy or any of its Affiliates (other than through the issuance of shares), (y) the occurrence of an event referred to in Section 4.2(e)(ii), or (z) any material breach by Prodigy or Operating Partnership of any covenant or agreement contained in this Agreement as determined in accordance with Section 8.1(b) of this Agreement.

     "Executive Steering Committee" means a special committee of the Prodigy Board, which will be established by Prodigy in accordance with the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws at or prior to the Closing and which will consist of four members, two of whom will be selected by the SBC Directors and two of whom will be selected by Telefonos de Mexico, S.A. de C.V. and Carso Global Telecom, S.A. de C.V. The purpose of the Executive Steering Committee will be to evaluate certain corporate actions of Prodigy, which will be specified in the Amended and Restated By-Laws and which will require the approval of the Executive Steering Committee prior to being submitted for the approval of the Prodigy Board.

     "GSP" means global services provider.

     "Home Page" of a Retail ISP Service means the first screen appearing to a user accessing such Retail ISP Service, including any personalized versions of such first screen customized by a user.

     "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, trade secrets, tangible or intangible proprietary information or materials, (vi) trademarks, service marks, trade names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing.

     "ISDN" means integrated service digital network.

     "ISP" means Internet service provider.

     "Legacy Subscribers" has the meaning set forth in Section 2.7(a).

     "Licensed Client" means versions of the Commercial Client modified, in executable object-code version only, including any Third Party software embedded therein, by or for Prodigy or Operating Partnership to remove (including by disabling access to, or the user interface of, without actually removing the code for) any functionality, advertising, trademarks and other references that would violate the exclusive rights granted to SBC in Section 2.8 of this Agreement, unless Operating Partnership determines, with the approval of SBC, that certain such functionality, advertising, trademarks or other references should not be removed, together with the Licensed Connectivity.

     "Licensed Connectivity" means the functionality, including drivers, data link library, Winsock, dialers and configuration files, necessary to provide connectivity for the Licensed Client through dial-up, local area network and Broadband Access connections as developed by or for Prodigy or Operating Partnership prior to the Closing Date for versions of the Licensed Client initially developed from the Commercial Client and existing at the Closing Date, in executable object-code version only.

     "Licensed Tools" means any and all software provided by Prodigy (whether produced by Prodigy or licensed to Prodigy by a Third Party) that facilitates the modification (either in appearance, performance or content) of the Client Software.

     "Losses" means all direct losses, liabilities, suits, claims, costs, expenses (including reasonable attorneys' fees) and disbursements and costs of investigation, litigation, settlement, judgment and interest), penalties, fines, judgments and/or damages, and in no event shall include any indirect, consequential or special damages.

     "Market," including its various tenses and derivatives (such as "Marketed"), means, in any medium, to market, offer, advertise, promote, distribute, register a subscriber (including fulfilling an order), or complete a sale, as applicable given the context.

     "Marketing Plan" has the meaning set forth in Section 2.1(c).

     "Marks" means the Prodigy Marks and SBC Marks.

     "Narrowband" or "Narrowband Access" means Internet connectivity between an End User's location up to and including the backbone and any GSP with speeds of less than 144 kilobits per second downstream.

     "Network Services" means Broadband Access and Other Network Services.

     "Non-SBC Telecommunications Offering" has the meaning set forth in Section 2.8(b).

     "Notice Period" has the meaning set forth in Section 6.2(a).

     "Other Network Services" means all types of connectivity and transport services required to Deliver the Prodigy Service between an End User's location and up to and including the backbone and any GSP other than Broadband Access, including but not limited to dial-up access, backbone, transport, and Network Management and Integration Services.

     "Participating Parties" has the meaning set forth in Section 6.1.

     "Prodigy Board" means the Board of Directors as established pursuant to the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws and any successor board of directors or similar governing body of Prodigy.

     "Prodigy Marks" means the trademarks, trade names, service marks and logos set forth on Exhibit 3.1(a) hereto, together with any others adopted by Prodigy or Operating Partnership and used for the Prodigy Service from time to time. Operating Partnership shall notify SBC promptly in writing of any such other Prodigy Marks.

     "Prodigy Portal" means the English version of the portal currently accessible by the public via the Internet at the URL http://www.prodigy.com/default.html and/or such other URL or location(s) as Prodigy or Operating Partnership may designate, including any successor or replacement implemented by Prodigy or Operating Partnership (on its own or through a Third Party) for such site, from time to time and all pages directly or indirectly linked to such address to the extent controlled by Prodigy or Operating Partnership and which include any Prodigy or Operating Partnership branding and any successors or replacements for such address and pages.

     "Prodigy Service" means all Retail ISP Services offered from time to time by Prodigy or Operating Partnership.

     "Prodigy Subscriber" means any Person that subscribes to the Prodigy Service, either directly from Prodigy or Operating Partnership (including its distributors) or from SBC (including its distributors).

     "Performance Standards" has the meaning set forth in Section 4.2(d).

     "Person" means a natural person, a corporation, a limited liability company, a general or limited partnership, a trust, an estate, a joint venture, any Governmental Entity, or any other entity or organization.

     "Portal" means an interactive web site featuring a broad selection of aggregated interactive Content (or navigation thereto) (e.g., an online service or search and directory service) and/or marketing a broad selection of Products across numerous interactive commerce categories (e.g., an online mall or other online commerce site other than electronic yellow pages), and all functionality included within such interactive site.

     "Pre-existing Commitments" means the contracts, licenses and other obligations or undertakings to which Prodigy and/or Operating Partnership is subject as set forth in various Schedules to this Agreement.

     "Product" means any product, good or service offered, sold, provided, distributed, or licensed directly or indirectly through: (a) a Portal (including through any interactive site linked to a Portal); (b) any other electronic means directed at Prodigy Subscribers (e.g., e-mail offers); or (c) an "offline" means (e.g., toll-free number) for receiving orders related to specific offers made electronically to Internet users requiring purchasers to reference a specific promotional identified or tracking code.

     "Retail ISP Service" means any service for consumers and small businesses using any transport, any speed via any device providing connectivity to the Internet anywhere in the United States via a single IP address at any one time, integrated with the provision of e-mail services, access to Usenet newsgroups, chat or instant messaging and a default screen linking to an aggregation of a broad variety of Internet based Content and excludes any Web hosting services.

     "Retail Price" has the meaning set forth in Section 2.7(b).

     "Smart Pages" means the Internet site at the URL http://www.SmartPages.com.

     "Subscriber" means, with respect to any Retail ISP Service, a subscriber that has remained a subscriber for at least one monthly billing cycle (excluding any unpaid trial period) and has paid at least one monthly bill.

     "SBC Brand Names" means SBC, Pacific Bell, Southwestern Bell, Nevada Bell, Ameritech, SNET and SBC Telecom. In the event SBC initiates a national brand of voice Telecommunications Service that utilizes a new brand name, the term "SBC Brand Names" shall include such new brand name. SBC shall notify Prodigy promptly in writing of any such other brand names.

     "SBC Designated Entity" means AT&T, MCI Worldcom, Sprint, Microsoft, Time-Warner, Bell Atlantic, Bellsouth, US West/Qwest and GTE and any of their respective Affiliates and any Person in which any of such companies or Affiliates owns a 25% or greater equity interest.

     "SBC Marks" means the trademarks, trade names, service marks and logos set forth on Exhibit 5.1(b) hereto, together with any others adopted by SBC and used for the Prodigy Service from time to time. SBC shall notify Prodigy promptly in writing of any such other SBC Marks.

     "SBC Territory" means the states of California, Nevada, Connecticut, Texas, Missouri, Arkansas, Oklahoma, Kansas, Illinois, Indiana, Ohio, Michigan, Wisconsin and any other state in which SBC acquires 40% or more of the incumbent local exchange carrier lines.

     "Telecommunications Advertisement" means an Advertisement related primarily to Telecommunications Services.

     "Telecommunications Services" means any of the following products or services: (a) long distance phone service, local phone service, wireless phone services, paging services, and any successors thereto; (b) all current and future ancillary services offered in conjunction with any of the services listed in (a), including voice mail, caller ID, call waiting, call forwarding, directory listing services, calling card services, toll calling plans and associated CPE and any successors thereto; (c) home and business security services, virtual private networks and associated CPE; and (d) any product or service that emulates or replicates the foregoing utilizing an IP protocol and/or the PSTN (including IP telephony, IP fax, unified messaging and Internet call waiting and associated CPE).

     "Third Party" means any Person other than Prodigy, Operating Partnership, SBC Sub, SBC or any of their respective Affiliates.

     "Tools Documentation" means the documentation included with the Licensed Tools, including any Upgrades thereto.

     "Traditional ISP Services" means any products or services that ISPs traditionally make available to their end users as part of their basic ISP offering, including Internet access, customer support, member services, billing, e-mail, bulletin boards, newsgroups, chat, instant messaging and personal Web space.

     "Transaction Expenses" means all governmental fees, sales, use and Transfer Taxes and charges incurred by any Party in connection with the transactions contemplated hereby, including all related fees and charges of counsel and financial advisors of any Party.

     "Transfer Taxes" means all federal, state, local or foreign sales, use or value-added taxes that may be imposed in connection with the transfer of assets, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     "Transition Date" means the date as of which the Retail ISP Service Delivered to at least 60% of the then-existing subscribers of the Retail ISP Services of SBC and its Affiliates have been transferred to the Prodigy Service in a manner such that the Home Page of the Prodigy Service is accessible by such subscribers as contemplated by Section 2.7(c).

     "Transition Plan" has the meaning set forth in Section 7.3(c).

     "United States" means the 50 states of the United States of America, the District of Columbia and the Commonwealth of Puerto Rico.

     "Upgrade" means, with respect to each of the Commercial Client, Licensed Client, and Licensed Tools, any successor version or product (irrespective of its name) of the foregoing reflecting one or more modifications, upgrades, updates, enhancements, patches, "bug" fixes or other improvements to the foregoing that is: (a) generally available to end-users or (b) licensed by Prodigy or Operating Partnership to Third Parties licensed to distribute the Commercial Client.

     "Value Added Data Services" means products or services that ISPs generally make available to their end users other than Traditional ISP Services, including Web hosting (shared or dedicated), associated CPE and virtual private networks.

     "Wholesale Price" has the meaning set forth in Section 2.7(b).

     "Work Product" means any reports, designs, computer software, documentation, inventions, discoveries, works of authorship, and other items made by or on behalf of a Party in providing Services, including any and all Intellectual Property therein or with respect thereto, but expressly excluding from the foregoing any items that are: (a) preexisting as of the Closing Date; or (b) independently developed by or on behalf of a Party not pursuant to this Agreement.

                                   Article II
                                    MARKETING


     2.1 Generally. The Parties agree that following the Closing Date, Prodigy and Operating Partnership shall have the primary responsibility for Marketing the Prodigy Service in accordance with the terms and subject to the conditions of this Agreement. SBC and its Affiliates shall also be entitled to Market the Prodigy Service in accordance with the terms and subject to the conditions of this Agreement.

     (b) Prior to the Closing Date, Prodigy and SBC shall prepare an initial Business Plan covering the period from the Closing Date through calendar year 2002. Thereafter, the Parties shall prepare not later than October 1 of the relevant year (beginning October 1, 2001) a Business Plan for the succeeding two years. The Business Plan shall be subject to the approval of the Executive Steering Committee prior to being submitted for the approval of the Prodigy Board.

     (c) Prior to the Closing Date, Prodigy and SBC shall prepare an initial marketing plan (the "Marketing Plan") covering the period from the Closing Date through calendar year 2001 that will include, among other things, a branding strategy consistent with Section 2.2 below, the SBC marketing commitments set forth in Section 2.5 below and a bundling strategy. Thereafter, the Parties shall prepare not later than October 1 of each year (beginning October 1, 2000) a Marketing Plan for the succeeding year, which plan shall reflect the objective of Marketing the Prodigy Service to consumers and to small businesses. The Marketing Plan shall reflect dial-up, ISDN and DSL Retail ISP Service with a strong preference for Marketing the Prodigy Service through DSL to the extent available.

     2.2 Branding.

     (a) The Parties agree the core brand name for the Prodigy Service shall be Prodigy, and that prior to the Closing Date they shall agree upon additional brand name or names and logo or logos for the Prodigy Service. Such brand names and logos shall include, unless the Parties otherwise agree, the Prodigy name and such SBC Brand Names as are geographically appropriate for use by Prodigy. Such branding shall be implemented in accordance with the Parties' reasonable guidelines for the use of such Parties' Intellectual Property, as provided in writing from time to time to each other.

     (b) Notwithstanding any other term of this Agreement, following the Closing
(i) the Parties agree that any Prodigy Service Delivered to (x) a Subscriber in the SBC Territory or (y) a Subscriber outside the SBC Territory that is either
(a) procured by SBC Sub, its Affiliates or any of its distributors of the Prodigy Service or (b) a retail local loop voice customer of SBC or any of its Affiliates to the extent the identification of such Subscribers is commercially reasonable (it being understood and agreed by the Parties that identification of such Subscribers is not currently commercially reasonable) shall always be Co-Branded on every page in which any Prodigy or Operating Partnership brand appears with such of the SBC Brand Names as SBC Sub may request (which brands may vary depending upon the portion of the SBC Territory if any, in which such Prodigy Subscriber is located); provided, that, in respect of any new states that become part of the SBC Territory after the date hereof, each of Prodigy and Operating Partnership shall use its reasonable best efforts to implement this
Section 2.2(b) with respect to such states as soon as practicable, and (ii) each of Prodigy and Operating Partnership will continue such service and Co-Branding for one year after any termination of this Agreement if requested to do so by SBC. Such Co-Branding shall be effected in accordance with SBC's reasonable guidelines for the use of its Intellectual Property, as provided in writing from time to time to Prodigy and Operating Partnership.

     License to Marketing Materials.

At the Closing, each of Prodigy and Operating Partnership shall grant to SBC and its Affiliates and its distributors of Prodigy Services a non-transferable, non-exclusive, fully-paid, royalty-free right and license to use any marketing materials developed by Prodigy or Operating Partnership for the sole purpose of Marketing the Prodigy Service, including the right to create derivative works based upon such Prodigy or Operating Partnership materials; provided, that, SBC include any proprietary rights, notices or legends included on the Prodigy or Operating Partnership materials. SBC shall provide Prodigy and Operating Partnership copies of all such derivative works prior to their use, and Prodigy and Operating Partnership shall receive a non-transferable, non-exclusive, fully- paid, royalty-free license to use such derivative works for the sole purpose of Marketing the Prodigy Service; provided, however, that in the event the use by SBC and its Affiliates of such derivative works is not within Prodigy's and Operating Partnership's reasonable guidelines for the use of such derivative works, as provided in writing from time to time to SBC, the use of such derivative works will be subject to the consent of Prodigy and Operating Partnership (which consent shall not be unreasonably withheld).

     2.3 Exclusivity and Limits on Exclusivity. (a) Except as otherwise set forth in this Agreement, from and after the Closing Date and continuing until the Exclusivity Termination Date, SBC agrees that it and its Affiliates shall exclusively Market the Prodigy Service as the only dial-up analog, ISDN and DSL Retail ISP Service within the United States Marketed by SBC and its Affiliates to consumers and small businesses, and for a period of one year after the Exclusivity Termination Date, SBC shall not Market on a stand- alone basis any other dial-up analog, ISDN or DSL Retail ISP Service within the United States to Prodigy Subscribers; provided, however, that SBC and its Affiliates will be permitted to engage in mass market advertising during such one-year period; provided, further, that SBC and its Affiliates will only be subject to this one-year restriction in the event that the Exclusivity Termination Date results from SBC's delivery of a notice stating that it does not wish to continue this Agreement or SBC's material breach of this Agreement. Each Party understands and agrees that the Parties shall consult with each other with respect to new access technologies and new Retail ISP Services over time.

     (b) The exclusivity obligations set forth in Section 2.4(a) above shall not prohibit SBC or its Affiliates from (i) taking any action to preserve and retain Legacy Subscribers prior to their transition to the Prodigy Service, (ii) Co-Branding with a competitive dial-up analog, ISDN or DSL Retail ISP Service any products or services offered by SBC or its Affiliates, other than a dial-up analog, ISDN or DSL Retail ISP Service of SBC or its Affiliates, (iii) entering into arrangements, including agreements to provide DSL services, with competitive Retail ISP Services pursuant to which the competitive Retail ISP Service Markets or Delivers their service in conjunction with products or services of SBC or its Affiliates, (iv) listing competitive Retail ISP Services and service providers on its web sites or in its products so long as they are not more prominent than or otherwise treated more favorably than the Prodigy Service and assisting customers who refuse the Prodigy Service to select and procure competitive Retail ISP Services, (v) providing any individual products and services (other than a Portal) constituting a Retail ISP Service to a competitor whose services and products are branded under the competitor's marks or on a retail basis in bundles so long as such bundle does not constitute a dial-up analog, ISDN or DSL Retail ISP Service, (vi) conducting activities as a seller and supplier of advertising and e-commerce through any medium, including electronic yellow pages or a Portal or (vii) Marketing any device not manufactured by or exclusively for SBC or its Affiliates and which includes a competitive dial-up analog, ISDN or DSL Retail ISP Service so long as such Marketing efforts are not predominantly concentrated on the use of a dial-up analog, ISDN or DSL Retail ISP Service or product.

     2.4 Marketing Commitments. (a) Following the Closing Date, Operating Partnership, Prodigy, SBC Sub and SBC agree to use commercially reasonable efforts to facilitate and coordinate the Marketing of the Prodigy Service.

     (b) Promptly after the execution and delivery of this Agreement, Prodigy and SBC shall commit a Vice President level (or higher) marketing executive empowered to make final Marketing decisions to confer with the other on Marketing matters at least once each quarter and coordinate the Marketing efforts, including the Marketing of bundles in accordance with Section 2.10, for the Prodigy Service.

     2.5 SBC New Subscriber Marketing Payments.

     (a) Following the Closing Date, Operating Partnership shall pay SBC Sub a one-time marketing fee in respect of each new gross additional Subscriber of the Prodigy Service that was procured as a Subscriber by SBC, its Affiliates or its distributors of the Prodigy Service of $40 per Narrowband Subscriber and $75 per Broadband Subscriber. SBC Sub shall not be entitled to any payment pursuant to this Section 2.6(a) for any Legacy Subscriber to the Retail ISP Service of SBC or its Affiliates as of the Closing Date even if such Subscriber switches to become a Subscriber of the Prodigy Service. The Parties agree that Prodigy and Operating Partnership shall have the primary responsibility for service activation and support for Subscribers procured by SBC, its Affiliates or its distributors of the Prodigy Service and that SBC, its Affiliates and its distributors of the Prodigy Service may refer potential subscribers to Prodigy and Operating Partnership for service activation and support.

     (b) In addition to the payments referred to in Section 2.6(a), in any annual measurement period commencing on the Closing Date in which SBC, its Affiliates and its distributors of the Prodigy Service in the aggregate procure for the Prodigy Service in excess of 300,000 gross additional Subscribers, Operating Partnership shall pay SBC Sub an additional one-time marketing fee of $20 per new Excess Narrowband Subscriber in accordance with Section 2.6(e) of this Agreement.

     (c) If SBC, its Affiliates and its distributors of the Prodigy Service in the aggregate procure in the three-year measurement period commencing on the Closing Date for the Prodigy Service fewer gross additional Subscribers than SBC's Aggregate Subscriber Commitment, SBC Sub shall pay Operating Partnership the following amounts: in the event that SBC, its Affiliates and its distributors of the Prodigy Service in the aggregate procure less than (i) 900,000 gross additional Subscribers, $100 times the difference between 900,000 and the number of gross additional Subscribers credited in such three-year measurement period plus $75 million; or (ii) 1,050,000 but at least 900,000 gross additional Subscribers, $400 times the difference between 1,050,000 and the number of gross additional Subscribers credited in the three-year measurement period plus $15 million; or (iii) the Aggregate Subscriber Commitment but at least 1,050,000 gross additional Subscribers, $100 times the difference between the Aggregate Subscriber Commitment and the number of gross additional Subscribers credited in the three-year measurement period; provided, that, SBC Sub shall not be required to make any payment in respect of any shortfall in the three-year measurement period except to the extent that gross additional Subscribers procured in the three-year measurement period by SBC, its Affiliates and its distributors of the Prodigy Service in the aggregate were fewer than the gross additional Subscribers of the Prodigy Service procured through all other channels excluding acquisitions by Prodigy and Operating Partnership in such three-year measurement period in the aggregate so long as SBC used its good faith efforts to Market the Prodigy Service.

     (d) Unless SBC otherwise agrees in its sole discretion, neither SBC nor SBC Sub shall be required to bear any one-time, up-front or other non- recurring charges (e.g., for CPE, installation or software) and such charges shall be borne either by Prodigy, Operating Partnership or the customer.

     (e) The marketing fees described in Sections 2.6(a) and 2.6(b) above shall be jointly calculated by Operating Partnership and SBC Sub monthly and paid to SBC Sub quarterly.

     2.6 Legacy Subscribers.

     (a) Following the Closing Date, SBC Sub shall retain a direct relationship (contractual, billing and payment) with each subscriber of SBC's Retail ISP Services (e.g. Pacific Bell Internet, SW Bell Internet, Nevada Bell Internet, SNET Internet, and Ameritech.net) as of the Closing Date ("Legacy Subscribers"), all such Legacy Subscribers shall be transitioned to receive the Prodigy Service, and Prodigy and Operating Partnership shall provide the Prodigy Service to such Legacy Subscribers in accordance with this Section 2.7 and the Transition Plan. All costs associated with transitioning such Legacy Subscribers shall be borne by Operating Partnership and Prodigy. Following the Closing Date, SBC Sub will retain responsibility for its Legacy Subscribers for billing, including bad debt risk and contractual relationships (which SBC shall use commercially reasonable efforts to conform with the contractual terms for Subscribers of the Prodigy Service). Following the Closing Date, SBC shall cooperate with Prodigy and Operating Partnership to provide, to the extent lawful, credit card information and authorizations to Prodigy and Operating Partnership for Legacy Subscribers or to use commercially reasonable efforts to obtain such information and any necessary consents from Legacy Subscribers.

     (b) Following the Closing Date, SBC Sub shall purchase from Operating Partnership the Prodigy Service and resell it to Legacy Subscribers. Operating Partnership will set the wholesale price for narrowband and broadband service equal to (i) the weighted average price of the amounts charged by SBC and its Affiliates to the Legacy Subscribers at retail as of the Closing Date (the "Retail Price"); provided, that, in the event that following the Closing Date, the Average Retail Price increases or decreases by more than ten percent (10%) from the Average Retail Price as of the Closing Date, SBC Sub and Operating Partnership agree to hold discussions to determine whether its is appropriate to adjust the Retail Price, less (ii) any reasonable and necessary expenses, direct or indirect, actually incurred by SBC Sub or its Affiliates in serving Legacy Subscribers, such expenses to be determined in a manner consistent with SBC Sub's historical practices and consistent with regulatory cost accounting requirements applicable to SBC and its regulated subsidiaries (such sum, the "Wholesale Price"). For illustrative purposes only, an example of how this provision would be implemented in practice is attached hereto as Schedule 2.7(b)(i). SBC Sub shall pay to Operating Partnership the Wholesale Price for each Legacy Subscriber in respect of which it is obligated to purchase from Operating Partnership the Prodigy Service pursuant to this Section 2.7(b) on a monthly basis so long as such Legacy Subscriber (x) is (i) a Prodigy Subscriber during the month for which such payment is made or (ii) a subscriber on a full or partial payment waiver pursuant to a SBC promotional offer and (y) has not cancelled the Prodigy Service. On a quarterly basis, such monthly payments shall be reconciled to reflect actual experience.

     (c) SBC Sub shall use commercially reasonable efforts to cause the Home Page of each dial-up Legacy Subscriber to be the start page of the Prodigy Service on or as promptly after the Closing Date as is practicable; provided, that, SBC Sub shall not be required to override any Legacy Subscriber's designated start page or prohibit such overrides. SBC Sub will coordinate with Prodigy and Operating Partnership, to the extent necessary, to implement this
Section 2.7(c).

     2.7 Telecommunications Services.

     (a) Subject to the Pre-existing Commitments set forth in Schedule 2.8(i) of this Agreement, in no event following the Closing Date will the Prodigy Service include any advertising or other promotion or product offering for a Telecommunications Service, Value Added Data Service, electronic yellow or white pages from any Person other than SBC or an Affiliate of SBC unless such action complies with the requirements of Section 4.2(b) and such exclusivity would materially disadvantage Operating Partnership (financially or competitively) as determined in accordance with Section 2.8(b). Following the Closing Date, SBC and its Affiliates shall not offer any Telecommunications Service, Value Added Data Service, electronic yellow or white pages to any other Retail ISP, which is comparable to Operating Partnership in terms of both product offerings and number of subscribers, on terms more favorable than those offered to Operating Partnership.

     (b) In the event Prodigy or Operating Partnership wishes to include in the Prodigy Service any such advertising or other promotion or product offering for a Telecommunications Service, Value Added Data Service, electronic yellow or white pages from any Person other than SBC or an Affiliate of SBC (a "Non-SBC Telecommunications Offering") because (i) neither SBC nor any of its Affiliates offer such Telecommunications Service, Value Added Data Service, electronic yellow or white pages and (ii) Prodigy or Operating Partnership believes the failure to include in the Prodigy Service any such advertising or other promotion or other product offering would materially disadvantage Prodigy or Operating Partnership (financially or competitively), Prodigy or Operating Partnership shall notify SBC in writing that it wishes to include such advertising or other promotion or product offering and such notice shall include the terms and conditions of such advertising or other promotion or product offering and a detailed written statement of the reasons Prodigy or Operating Partnership believes such failure would materially disadvantage Prodigy or Operating Partnership. In the event that SBC disagrees with Prodigy's or Operating Partnership's belief that such failure would materially disadvantage Prodigy or Operating Partnership (financially or competitively), representatives of SBC and Prodigy shall meet in good faith and use commercially reasonable efforts to resolve whether such failure would materially disadvantage Prodigy or Operating Partnership (financially and competitively). If the disagreement is not resolved within five Business Days, either Prodigy or SBC may request in writing that such disagreement be referred to the SBC and Prodigy representatives appointed pursuant to Section 2.5(b) of this Agreement, who shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach an agreement as to whether such failure would materially disadvantage Prodigy or Operating Partnership (financially and competitively). If such agreement is not reached by such representatives within five Business Days, the disagreement will be resolved pursuant to Article VI of this Agreement; provided, however, that for purposes of this process, any award to be made pursuant to Article VI shall be made within one month of filing of the Arbitration Notice notwithstanding anything to the contrary contained in
Section 6.2(f) (the foregoing process set forth in this Section 2.8(b), which shall also be used by the Parties to resolve certain disagreements among them as specified in the relevant provisions of this Agreement, being hereinafter referred to as the "Escalation Process"). If SBC agrees, or if it is determined through the Escalation Process, that Prodigy or Operating Partnership is permitted to include in the Prodigy Service a Non-SBC Telecommunications Offering, Prodigy in consultation and cooperation with SBC shall first use its commercially reasonable efforts to include in the Prodigy Service a Non-SBC Telecommunications Offering offered by a Person that is not a SBC Designated Entity. In the event that such Non-SBC Telecommunications Offering is not offered by a Person that is not a SBC Designated Entity, Prodigy and Operating Partnership may include in the Prodigy Service such Non-SBC Telecommunications Offering offered by a SBC Designated Entity so long as the term of the agreement pursuant to which Prodigy and Operating Partnership agree to do so is limited in its duration to one year or less or is otherwise terminable by Prodigy in its sole discretion on 60 days' notice or less.

     2.8 DSL Preference. Each of Prodigy and Operating Partnership agrees that whenever a SBC-owned or controlled method of Broadband Access is available to a broadband subscriber or potential subscriber, each of Prodigy and Operating Partnership shall offer the Prodigy Service to such subscriber only through such SBC-owned access unless the potential subscriber requests that the Prodigy Service be Delivered via a competitive Broadband Access and refuses Prodigy's or Operating Partnership's offer of the SBC-owned or controlled access. In areas where SBC owned or controlled Broadband Access is not available, each of Prodigy and Operating Partnership agrees that if DSL access is available that each of Prodigy and Operating Partnership shall offer the Prodigy Service to broadband subscribers only through such DSL access unless the potential broadband subscriber requests that the Prodigy Service be delivered through a non-DSL access and refuses Prodigy's or Operating Partnership's offer of DSL access. Neither Prodigy nor Operating Partnership will promote any non- DSL or non-ISDN Broadband Access; provided, that, Prodigy or Operating Partnership may offer the Prodigy Service to broadband subscribers through cable modem access so long as the promotion of such offer through cable modem access is appreciably less prominent than the promotion of its offer of DSL access (e.g., such promotion of cable modem access does not take place on the Prodigy Service's Home Page).

     2.9 Bundling. The Parties acknowledge that they expect to offer the Prodigy Service bundled with products and services of SBC and its Affiliates. SBC, SBC's Affiliates, Prodigy and Operating Partnership each agrees to work with the other and use commercially reasonable efforts to facilitate the creation and Marketing by SBC and its Affiliates of such bundles and to make available products and services for inclusion within bundles on terms, including pricing, and conditions (taking into account volume requirements) that are not less favorable than those offered to any unaffiliated Third Party. In respect of this Section
2.9 and other provisions in the Agreement, the Parties agree to comply with the rules and regulations set forth in the Telecommunications Act of 1996.

     2.10 Access to Subscriber Information. (a) Except to the extent prohibited by Law or confidentiality policies of general applicability of SBC or its Affiliates that have been communicated in writing to Prodigy and Operating Partnership, SBC will furnish Prodigy and Operating Partnership with such information concerning Legacy Subscribers as Prodigy and Operating Partnership may reasonably request. Except to the extent prohibited by Law or confidentiality policies of general applicability of Prodigy or Operating Partnership or any of their Affiliates that have been communicated in writing to SBC, each of Prodigy and Operating Partnership will furnish SBC with such information concerning Prodigy Service Subscribers as SBC may reasonably request.

     (b) Except as provided in Section 4.2(b), no Party may directly or indirectly utilize any Subscriber information in connection with the Marketing or Delivery of any Retail ISP Service other than the Prodigy Service. Neither Prodigy nor Operating Partnership may directly or indirectly utilize any Subscriber information in connection with Marketing any Telecommunications Service, Value Added Data Service, electronic yellow or white pages unless such action complies with the requirements of Section 2.8; provided, however, that in no event may Prodigy or Operating Partnership directly or indirectly utilize any Subscriber information in connection with Marketing any Telecommunications Service, Valued Added Data Service, electronic yellow or white pages of a SBC Designated Entity.

     2.11 Access to Arrangements. Following the Closing Date, each of Prodigy and Operating Partnership shall use its respective commercially reasonable efforts to allow SBC and Prodigy's Affiliates to have access to, participate in and benefit from Prodigy's and Operating Partnership's purchasing and distribution agreements including but not limited to Prodigy's and Operating Partnership's wholesale DSL contracts.

                                   Article III
                              INTELLECTUAL PROPERTY

     3.1 (a) License Grants. Subject to the terms and conditions of this Agreement, each of Prodigy and Operating Partnership hereby grants to SBC, its Affiliates and its distributors of the Prodigy Service a non-transferable, royalty-free, fully-paid, non-exclusive license for the term of this Agreement to use the Prodigy Marks in the United States in connection with the identification, rendering, operation, Marketing and Delivery of the Prodigy Service, including the Prodigy Portal and product bundles including the Prodigy Service. Following the Closing, neither Prodigy nor Operating Partnership shall grant or permit to be granted any right to any SBC Designated Entity to use the Prodigy Marks to identify, render, operate, Market or Deliver a Retail ISP Service or any Telecommunications Services, Value Added Data Services, electronic yellow or white pages, provided that either Prodigy or Operating Partnership may license SBC Designated Entities to use the Prodigy Marks in connection with any separate Prodigy Products or services (other than those that in the aggregate constitute a Retail ISP Service) so long as the Prodigy Marks are appreciably less prominent than the identifying marks of the Retail ISP Service and do not create an impression of sponsorship or ownership of such Retail ISP Service.

     (b) Subject to the terms and conditions of this Agreement, at the Closing SBC shall grant to each of Prodigy and Operating Partnership a non-transferable, royalty-free, fully-paid, non-exclusive license for the term of this Agreement to use the SBC Marks in the United States in connection with the identification, rendering, operation, Marketing and Delivery of the Prodigy Service, including the Prodigy Portal and product bundles including the Prodigy Service. Following the Closing, SBC shall not grant or permit any Third Party to use the SBC Marks to identify, render, operate, Market or Deliver a Retail ISP Service in the United States, provided that SBC may license third parties to use the SBC Marks in connection with any separate SBC products or services (other than those that in the aggregate constitute a Retail ISP Service) so long as the SBC Marks are appreciably less prominent than the identifying marks of the Retail ISP Service and do not create an impression of sponsorship or ownership of such Retail ISP Service.

     (c) Following the Closing, each of SBC, its Affiliates and its distributors of the Prodigy Service, on the one hand, and Prodigy and Operating Partnership, on the other hand, shall enter into such agreements, with respect to usage guidelines, quality standards, quality control monitoring and other matters as Prodigy and Operating Partnership and SBC, respectively, may reasonably request in order to protect their ownership interest in the Prodigy Marks and SBC Marks. SBC and Prodigy and Operating Partnership agree that they shall, at their own expense, bring and control legal proceedings or other actions to eliminate any infringement, misappropriation or other violation of its respective marks and that the other Party may not bring any such proceedings or take any such action unless Prodigy and Operating Partnership or SBC, as the case may be, has failed after a written request to do so to protect its interests and, in the case of Prodigy and Operating Partnership, such failure would materially disadvantage Prodigy or Operating Partnership (as determined in accordance with the Escalation Process).

     (d) Each of Prodigy and Operating Partnership jointly and severally represents and warrants to SBC with respect to the Prodigy Marks and each of SBC and SBC Sub represents and warrants to Prodigy and Operating Partnership with respect to the SBC Marks that (i) it or its Affiliate is the sole and exclusive owner of such marks and has the full right and authority to grant the licenses hereunder, (ii) such Marks do not infringe the trademark, trade name, service mark, logo or copyright rights or other intellectual property right of any Third Party and (iii) there are not any pending or threatened material claims of infringement, misappropriation or dilution against such marks.

     (e) SBC agrees to indemnify and hold harmless Operating Partnership, its Affiliates and permitted sublicensees, and the respective partners, directors, officers, employees and agents of any of the foregoing from and against any and all Losses that may be incurred by them to the extent arising out of or relating to Third Party claims that Operating Partnership's use of the SBC Marks as authorized or licensed by SBC hereunder infringes such Third Party's Intellectual Property rights.

     (f) Operating Partnership agrees to indemnify and hold harmless SBC, its Affiliates and permitted sublicensees, and the respective partners, directors, officers, employees and agents of any of the foregoing from and against any and all Losses that may be incurred by them to the extent arising out of or relating to Third Party claims that SBC's use of the Prodigy Marks as authorized or licensed by Prodigy or Operating Partnership hereunder infringes such Third Party's Intellectual Property rights.

     (g) Operating Partnership and SBC recognize and agree that the Prodigy Service, including the Prodigy Portal, and certain Internet sites of SBC and its Affiliates, will be available globally on the Internet and accordingly agree that each of Prodigy and Operating Partnership and SBC shall not be in breach of their respective licenses granted hereunder as a result of access by end users to material containing the Marks on the Internet outside of the United States, incidental communications with persons located outside of the United States and the unintentional dissemination of Marketing materials outside the United States.

     (h) The licenses granted under this Section 3.1 shall commence on the Closing Date and continue for the term of this Agreement.

     3.2 Portal Intellectual Property. (a) Each of Prodigy and Operating Partnership acknowledges that ownership of all proprietary rights in and to the SBC Content shall remain the property of SBC or its information provider, licensor or supplier. Each of Prodigy and Operating Partnership shall include any Intellectual Property notices, legends, symbols or labels appearing in the SBC Content on all copies thereof in the same manner as they appear in the SBC Content.

     (b) SBC acknowledges that ownership of all proprietary rights in and to the Prodigy Portal and Prodigy Content shall remain the property of Prodigy, Operating Partnership or their respective information provider, licensor or supplier.

     (c) Each of Prodigy and Operating Partnership shall enter into such agreements with respect to usage guidelines, quality standards and other matters as SBC may reasonably request in order to protect its ownership or other interest in the SBC Content.

     3.3 Future Products.

     (a) Following the Closing Date, any Work Products developed in connection with Development Projects paid for by Prodigy or Operating Partnership ("Category I Work Product") shall be owned by and are the exclusive property of Prodigy or Operating Partnership, except that if SBC contracts to perform a Development Project on behalf of Prodigy or Operating Partnership, SBC shall reserve the perpetual right to use the methods, techniques, algorithms, knowledge, underlying design and architectural elements and reusable subroutines contained or used in Category I Work Products developed in connection with such Development Projects that are of general applicability, but not any actual code included therein.

     (b) For the term of this Agreement, each of Prodigy and Operating Partnership shall grant SBC on the Closing Date an irrevocable, fully- paid (except as expressly provided herein), worldwide, non-exclusive, transferable license to use, reproduce (in any medium), adapt, distribute, perform, display, modify and create derivative works of any such Category I Work Product, which license shall include the right to grant sublicenses, such license to be effective after final acceptance of such Category I Work Product by Prodigy or Operating Partnership in accordance with the terms of this Agreement and any agreement relating to a particular project; provided, that in connection with the grant of sublicenses, SBC shall pay Prodigy or Operating Partnership, as the case may be, on a quarterly basis not later than 30 days after the end of the quarter in which such royalties accrue, a royalty equal to a percentage of its revenues, net of direct costs, relating to the sublicensee's use of such Category I Work Product, such percentage to be mutually agreed by Prodigy or Operating Partnership, as the case may be, and SBC; provided, further, that if Prodigy or Operating Partnership, as the case may be, and SBC are unable to agree on such percentage, such percentage shall be determined in accordance with the Escalation Process; provided, however, that SBC shall not grant such sublicenses to a Retail ISP Service.

     (c) To the extent SBC and Prodigy or Operating Partnership agree that SBC shall undertake a Development Project at SBC's expense (a "Category II Work Product") then all Work Products developed by SBC in connection with such Development Project shall be owned by and will be the exclusive property of SBC. In addition, to the extent SBC develops any product or service at its own expense that would be useful for the Prodigy Service, SBC shall make such product or service available to Prodigy and Operating Partnership, on commercially reasonable terms not later than the time it makes such product or service available for resale by any Third Party.

     (d) For the term of this Agreement, on the Closing Date SBC shall grant to Prodigy and Operating Partnership an irrevocable, fully-paid (except as expressly provided herein), worldwide, non-exclusive, transferable license to use, reproduce (in any medium), adopt, distribute, perform, display, modify and create derivative works of such Category II Work Products and distribute such Category II Work Products to Prodigy Subscribers, which license shall include the right to grant sublicenses to facilitate the business of Prodigy and Operating Partnership; provided, that in connection with the grant of sublicenses, Prodigy or Operating Partnership, as the case may be, shall pay SBC, on a quarterly basis not later than 30 days after the end of the quarter in which such royalties accrue, a royalty equal to a percentage of its revenues, net of direct costs, relating to the sublicensee's use of such Category II Work Product, such percentage to be mutually agreed by Prodigy or Operating Partnership, as the case may be, and SBC; provided, further, that if Prodigy or Operating Partnership, as the case may be, and SBC are unable to agree on such percentage, such percentage shall be determined in accordance with the Escalation Process; provided, however, that neither Prodigy nor Operating Partnership shall grant such sublicenses to any provider of Telecommunications Services or its Affiliates.


                                   Article IV

                           PRODUCT DEVELOPMENT; PORTAL

     4.1 Development of Client Software.

     (a) Licensed Client; Connectivity. Following the Closing, each of Prodigy and Operating Partnership agrees that prior to obtaining a Commercial Client it shall contract for the ability to remove (including by disabling access to, or the user interface of, without actually removing the code for) functionality, advertising, trademarks and other references from such Commercial Client, including any Upgrades thereto, if such items would violate the exclusive rights granted to SBC in Section 2.8 of this Agreement. In the event Operating Partnership is unable to contract for the ability to remove such functionality, advertising, trademarks and other references from such Commercial Client including any Upgrades thereto, Operating Partnership shall not enter into a contract with such Commercial Client without the prior written consent of SBC (which consent shall not be unreasonably withheld). Operating Partnership shall obtain Documentation to reflect the removal of such functionality from such Commercial Client. Operating Partnership shall utilize Connectivity Software to Deliver the Prodigy Service.

     (b) Support. Operating Partnership shall provide the back-end technical support and assistance reasonably required by SBC for the Licensed Client, Licensed Tools and Customized Client on commercially reasonable terms.

     4.2 Prodigy Portal.

     (a) Provision of Prodigy Portal. The intent of the Parties is to enable Prodigy and Operating Partnership to Deliver a Portal, within 90 days of the Closing Date, that is comparable in respect of quality, depth of content, and ability to generate revenue as the Portals used by other Retail ISPs and that takes advantage of the functionality afforded by DSL access.

     (b) Telecommunications and Value Added Data Services Advertisements and Products. Following the Closing, subject to Pre-existing Commitments set forth on Schedule 4.2(b), SBC shall have the exclusive right to sell and to place all of the Telecommunications Advertisements and Value Added Data Services Advertisements on the Prodigy Portal (subject to payment by SBC to Operating Partnership of rates that are the best rates offered by Operating Partnership to any unaffiliated Third Party for similar Advertisements on the Prodigy Portal on a non-exclusive basis) and provide all products for the provision of Telecommunications Services to Subscribers of the Prodigy Service except to the extent such sale, placement or provision materially disadvantages Operating Partnership (either financially or competitively) as determined in accordance with the Escalation Process. Notwithstanding SBC's exclusive right to sell and place all of the Value Added Data Services Advertisements on the Prodigy Portal as described above, Operating Partnership may sell and place Advertisements on the Prodigy Portal relating to Prodigy's or its Subsidiaries' Web hosting services (shared or dedicated) that are provided directly by Prodigy or its Subsidiaries to its customers. In the event SBC does not offer a Telecommunications Service, Value Added Data Service, electronic yellow or white pages which the Prodigy Board determines that Operating Partnership should provide, Operating Partnership shall notify SBC in writing that Operating Partnership wishes to provide such Telecommunications Service, Value Added Data Service, electronic yellow or white pages. SBC shall have 60 days from receipt of such notification within which to provide or procure such service on a basis that does not materially disadvantage Operating Partnership (as determined in accordance with the Escalation Process) relative to competitive alternatives and if SBC fails to provide such service on such basis Operating Partnership shall be permitted to carry such services of a Third Party; provided, that, Operating Partnership in consultation and cooperation with SBC, shall first use its commercially reasonable efforts to procure such services from a Person that is not an SBC Designated Entity. In the event that Operating Partnership is unable to procure such services from a Person that is not an SBC Designated Entity, Operating Partnership may procure such services from an SBC Designated Entity so long as the term of the agreement pursuant to which Operating Partnership agrees to do so is limited to one year or less or is otherwise terminable by Prodigy in its sole discretion on 60 days' or less notice. If SBC subsequently obtains the ability to provide such services then, subject to the Pre-existing Commitments set forth in Schedule 4.2(b)(i) of this Agreement or other commitments entered into in accordance with this Section 4.2(b) after the date hereof, Operating Partnership will give SBC an opportunity to match the terms upon which any Third Party is providing such services and replace the Third Party as promptly as is commercially practicable if SBC does match such terms.

     (c) Distribution of Smart Pages and City Guides.

          (i) Following the Closing, the Parties agree that, except as required by the Pre-existing Commitments set forth in Schedule 4.2(b)(ii) of this Agreement, the Prodigy Portal shall Deliver Smart Pages and any city guide services provided by SBC or its Affiliates (at SBC's sole expense) as the exclusive yellow and white pages and city guide offerings of the Prodigy Portal with no sharing by SBC of revenue with Prodigy or Operating Partnership (subject to payment by SBC to Operating Partnership of rates that are the best rates offered by Prodigy or Operating Partnership to any unaffiliated Third Party for the Delivery of similar services on the Prodigy Portal on a non-exclusive basis); provided, that, the foregoing exclusivity shall terminate to the extent and for so long as (x) Operating Partnership determines, based on objective criteria, that Smart Pages or a city guide, as the case may be, functionality has become inferior to competitive products in ways that materially disadvantages Operating Partnership (either financially or competitively) as determined in accordance with the Escalation Process and SBC has failed to correct such competitive or financial inferiority within six months after written notice from Operating Partnership of such inferiority and intention to add an additional electronic yellow or white pages or city guide or (y) neither SBC nor any of its Affiliates are able to provide such Smart Pages or city guide services.

          (ii) Following the Closing, in no event shall the Prodigy Portal cease to Deliver Smart Pages or any city guide services of SBC or its Affiliates on the Prodigy Portal. The Parties agree that the operation of Smart Pages and city guide services by SBC (including any future development as an e-commerce mall or other functionality) shall not violate any exclusivity or other obligations of SBC under this Agreement.

          (d)  Performance Standards.

     Following the Closing, the Prodigy Portal must demonstrate compliance with the following performance standards (the "Performance Standards"), to be measured on a quarterly calendar basis. The Prodigy Portal shall comply with the following performance standards, to be measured on a quarterly calendar basis:
(i) nonsubcriber revenue per Subscriber will be substantially equivalent to or exceed the nonsubscriber revenue per subscriber of other competitive ISPs, taking into account the relative size of subscriber base, access mix and other relevant factors to be mutually determined, and (ii) the Prodigy Portal will be accessible to Subscribers on average of at least ninety-eight (98%) of the time, (excluding planned outages).

          (e)  Remedies for Failure to Meet Performance Standards.

          (i) Quarterly Failure. In the event that the Performance Standards are not met in any quarter, then representatives of Prodigy and SBC shall meet to discuss such underperformance and seek to identify ways to improve the performance of the Prodigy Portal. In the event that the Performance Standards are not met in any two consecutive quarters or any two quarters out of four consecutive quarters, then Prodigy and SBC shall meet to develop corrective actions and Prodigy and Operating Partnership shall use commercially reasonable efforts to implement such corrective actions.

          (ii) Three Consecutive Quarters. The Prodigy Portal's failure to meet the Performance Standard in any three or more consecutive quarters after the Transition Date shall be an Exclusivity Termination Event.

     4.3 Product Development Details.

     (a) Development Plan. On or before the Closing Date (for the calendar year of the Closing Date), and annually thereafter on a calendar year basis during the term of this Agreement, in consultation with SBC, Operating Partnership shall prepare and adopt a twelve month plan, which plan shall be approved by the Prodigy Board (the "Development Plan") of the software and other development and related integration, support and maintenance activities that desires to undertake, and other operating services each desires to obtain from SBC or Third Parties, in connection with the Prodigy Service during such twelve month period which shall be implemented through individual projects (the "Development Projects"). Each Development Plan shall be approved by the Prodigy Board prior to the adoption and implementation of such Development Plan and shall be updated quarterly. Each Development Plan shall include reasonable detail such as personnel requirements, budget and description of work to be done. Once approved by the Prodigy Board, the Development Plan may only be modified in any material respect with the approval of the Prodigy Board, provided that Prodigy Board approval of modifications shall not be required so long as the Development Plan is being implemented within the budget and general strategy set forth therein. Operating Partnership shall manage Development Projects substantially in accordance with the Development Plan.

     (b) Designation of Client Software. Following the Closing, Operating Partnership shall have the rights to designate client software and SBC shall provide or designate any required Connectivity Software.

     (c) Similar Software. Following the Closing, subject to the restrictions contained herein, SBC may develop software that is similar to software it has developed for Operating Partnership provided that such software is developed without reference to, or using any confidential information of Operating Partnership unless otherwise agreed in writing between SBC and Operating Partnership.

                                    Article V
                                NETWORK SERVICES

     5.1 SBC Preference for Network Services. Subject to the Pre-existing Commitments set forth in Schedule 5.1(i) of this Agreement, following the Closing, each of Prodigy and Operating Partnership shall offer SBC the first opportunity to provide all Network Services for Delivery via analog dial-up, ISDN and DSL of the Prodigy Service and shall, subject to Section 5.2, utilize such Network Services provided by SBC.

     5.2 Qualifications on Preference. The rights granted to SBC in Section 5.1 shall only apply to the extent SBC provides Network Services on terms that do not materially disadvantage Prodigy or Operating Partnership (as determined in accordance with the Escalation Process) as compared to terms available from a Third Party and with a service quality level competitive, in the aggregate, with that of Third Parties.

     5.3 Favored Pricing; Third Party Agreements. To the best of its knowledge, following the Closing, SBC shall always offer Network Services to Operating Partnership at the best price that it offers such particular Network Service to any other similarly situated non-governmental Third Party purchaser of a similar type and quantity of such Network Services. To the extent SBC offers any Third Party Retail ISP Service access to any cable Broadband Access networks that are owned by Affiliates of SBC for the purpose of providing a Retail ISP Service, following the Closing, SBC shall make such cable Broadband Access available to Operating Partnership on at least equivalent terms and conditions. Each of Prodigy and Operating Partnership agrees that it shall not enter into any exclusive contracts with Third Parties for the provision of Network Services following the Closing. Following the Closing, each of Prodigy and Operating Partnership agrees that it shall not enter into any long-term contracts with Third Parties for the provision of Network Services without the consent of SBC (which consent shall not be unreasonably withheld).

     5.4 Day-to-Day Business Operations of Prodigy. Subject to the Pre- existing Commitments as set forth in Schedule 4.2(b) and Schedule 5.4(i), or as contemplated by Section 4.2(b), following the Closing, each of Prodigy and Operating Partnership shall use commercially reasonable efforts to acquire the Telecommunications Services for its day-to-day business operations (other than for the Delivery of the Prodigy Service) from SBC to the extent such Telecommunications Services are available to be provided by SBC; provided, that, Prodigy shall not be required to connect its current in-house security system to SBC's security system, if any. Subject to compliance with applicable law, following the Closing, SBC shall offer such Telecommunications Services to Prodigy and Operating Partnership on terms that are no less favorable than those offered by SBC to other comparable Retail ISPs.

     5.5 Technical Assistance by SBC. Following the Closing, SBC shall provide on terms at least as favorable as those offered to any other similarly situated unaffiliated Third Party the technical support and assistance reasonably required by Prodigy and Operating Partnership in connection with the use by Prodigy and Operating Partnership of the Network Services.

     5.6 Global Services Provider. Following the Closing, SBC shall provide Network Services to Prodigy and Operating Partnership consistent with such SBC's GSP obligations. Nothing in this Agreement shall require SBC to modify its existing, or enter into new, GSP contractual arrangements. Each of Prodigy, Operating Partnership and SBC, where required, shall comply with applicable GSP legal requirements. Subject to applicable legal requirements, SBC agrees to cooperate with the reasonable requests of Operating Partnership in connection with the management of GSP relationships. Each of Prodigy and Operating Partnership agrees that promptly after the date hereof it shall diligently pursue the actions necessary to satisfy all applicable GSP obligations prior to the Closing Date. Following the Closing Date, each of Prodigy and Operating Partnership agrees that it will continue to comply with such GSP obligations, if applicable.

                                   Article VI
                               DISPUTE RESOLUTION

     6.1 Negotiation. In the event of any controversy or claim arising from or relating to this Agreement or the breach thereof (each, a "Claim"), SBC and SBC Sub, on the one hand, and Prodigy and Operating Partnership, on the other hand, shall use commercially reasonable efforts to resolve the Claim. To this end, representatives (or persons to be representatives, if before the Closing) on the Prodigy Board of parties having an interest in the Claim (collectively, the "Participating Parties"), shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all Participating Parties. If they do not reach such solution within a period of 30 Business Days from the date of their first meeting, then the Participating Parties shall commence an arbitration in accordance with this Article VI.

     6.2 Arbitration. If the Claim is not resolved by negotiation by the conclusion of the negotiation period referred to above, such Claim shall be resolved by final and binding arbitration administered by the American Arbitration Association (AAA) in accordance with its Commercial Arbitration Rules and Title 9 of the U.S. Code. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     (a) Any Participating Party desiring to commence arbitration shall send a written notice (an "Arbitration Notice") to the other Participating Parties and to the AAA describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days of the date of such notice (the "Notice Period"), any other Participating Party may, if such Participating Party does not agree with the description or statement of matters to be resolved, send an Arbitration Notice to the other Participating Parties and to the AAA describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days of the end of the Notice Period, the Participating Parties shall, if they can agree, select an arbitrator to resolve the dispute. In the event that the Participating Parties have not selected an arbitrator within ten Business Days of the end of the Notice Period, then the dispute shall be resolved by majority decision of a panel of three arbitrators, selected by the AAA in accordance with its rules.

     (b) In selecting arbitrators, the Participating Parties or the AAA shall select persons who are experienced in and knowledgeable about the information technology and telecommunications industries and are rendering no advice or services to, and within the past two years have rendered no material advice or services to, any party to this Agreement.

     (c) The place of arbitration shall be New York, New York.

     (d) The arbitrator(s) shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

     (e) At any time after the commencement of a proceeding hereunder, any Party may make an application to the arbitrators seeking injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved. Any Participating Party may also apply to any court having jurisdiction hereof at any time to seek injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved.

     (f) The award shall be made within four months of filing of the Arbitration Notice, and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties or by the arbitrator(s) if necessary. The failure to meet these time limits shall not invalidate the award when rendered.

     (g) Except as required by law or by regulation, or with the consent of all parties involved in the proceeding, no party hereto shall disclose or disseminate any information relating to a Claim or to the dispute resolution proceedings called for hereby except for disclosure to those of its officers, employees, accountants, attorneys and agents whose duties reasonably require them to have access to such information.

     (h) The Participating Parties in the arbitration shall share equally the costs and expenses of the arbitration. Each Participating Party shall otherwise bear its own fees and expenses.

                                   Article VII
                              ADDITIONAL AGREEMENTS

     7.1 Additional Agreements. (a) Each of Prodigy and Operating Partnership acknowledges that the transactions contemplated by this Agreement create a strategic relationship with SBC and in order to facilitate the fullest possible cooperation between Prodigy and Operating Partnership, on the one hand, and SBC and SBC Sub, on the other hand, each of Prodigy and Operating Partnership agrees for itself and its Subsidiaries that:

        (i) they shall not issue or sell, or facilitate the issuance or sale, to any SBC Designated Entity of any equity or other voting securities of Prodigy or any Affiliate of Prodigy, or make any investment in the securities of or enter into any joint venture with any SBC Designated Entity;

        (ii) they shall not enter into any agreement, arrangement or understanding with any SBC Designated Entity that includes any Co-Branding, co-Marketing, co-funded advertising or bundling of any Prodigy or Prodigy Affiliate name, product or service provided that the prohibitions in this
     Section 7.1(a)(ii), shall not prohibit Prodigy and its Affiliates from: (y) including the Prodigy Service in a bundle with any SBC Designated Entity products so long as the Prodigy Service is just one of several products in the bundle, the Prodigy Brand is used materially less prominently than that of the SBC Designated Entity and there is no Co- Branding or co-Marketing or co-funded advertising of the bundle or (z) agreeing to "ingredient branding" of a unique function which requires ingredient branding as a condition to its availability, that is competitively significant for Operating Partnership to offer its Subscribers and which function Prodigy or Operating Partnership has been unable to obtain after 60 days of commercially reasonable efforts from SBC or any non-SBC Designated Entity; and

        (iii) they shall not utilize any method of Internet access (e.g., cable, satellite or broadband wireless) obtained from any SBC Designated Entity unless such access is non-exclusive and available (by law or otherwise) to all Internet service providers, including Operating Partnership, on a non-discriminatory basis on the same terms and conditions.

     (b) Except as otherwise provided in Section 10.19(a), Operating Partnership and Prodigy, on the one hand, and SBC and SBC Sub, on the other hand, shall each bear their own Transaction Expenses.

     (c) Prodigy shall, as soon as practicable after the execution and delivery of this Agreement, prepare with SBC a transition plan (the "Transition Plan") covering the period from the date of this Agreement through the Closing Date, which will include, among other things, strategies consistent with this Agreement relating to Network Services, the transitioning of the Legacy Subscribers to the Prodigy Service, customer care services, the implementation of interim marketing arrangements and the implementation of the Business Plan. The Parties agree, in the context of the Transition Plan, to discuss the feasibility of SBC's provisioning of billing services to Prodigy Subscribers located in the SBC Territory.

                                  Article VIII
                                   TERMINATION

     8.1 Termination of Agreement.

     (a) This Agreement shall terminate upon the earliest to occur of the following: (i) the termination of the Investment Agreement in accordance with its terms; (ii) the mutual written consent of SBC and Prodigy by action of their respective boards of directors to so terminate this Agreement; and (iii) the Exclusivity Termination Date; provided, that, following the occurrence of an event referred to in clause (x) of the definition of Exclusivity Termination Event that SBC does not utilize to declare an Exclusivity Termination Date,
Article V shall survive until the later of the fifth anniversary of the date of this Agreement and the second anniversary of such event.

     (b) (i) In the event one Party materially breaches or fails to perform any of its material obligations under this Agreement, the other Party (the "Notifying Party") may notify the allegedly breaching Party (the "Receiving Party") of such breach or failure (a "Breach Notice") and the Parties shall first meet in good faith to try to determine whether a material breach has occurred, and if so, an appropriate manner for correcting or otherwise addressing such breach or failure, with a preference where appropriate for a remedy other than termination, and establish a plan for the prevention of similar breaches or failures in the future. The Receiving Party shall use commercially reasonable efforts to remedy promptly any such breach or failure.

          (ii) In the event the Parties disagree over whether such breach or failure has occurred or such breach or failure is not cured within 30 days after the Receiving Party's receipt of such breach notice, or, in the case of a breach or failure that is not capable of being remedied, the Parties cannot reach agreement on an appropriate manner for addressing such breach or failure, other than termination, either of the Parties may request in writing that such matter be referred to senior management officers of each of the Parties for an appropriate resolution. Upon such a request, senior management officers of each of the Parties shall meet in good faith to determine an appropriate manner for addressing such breach or failure, with a preference where appropriate for a remedy other than termination.

          (iii) In the event such breach or failure is not cured within 30 days after the referral of the matter to senior management officials, or, in the case of a breach or failure that is not capable of being remedied, the Parties cannot reach agreement on an appropriate manner for addressing such breach or failure, other than termination, within such 30 day period, the Notifying Party shall have the right to commence an action affirming the existence of such breach or failure and may terminate this Agreement only upon receipt of a final arbitral award pursuant to Article VI of this Agreement affirming the existence of such breach or failure; provided, however, that for purposes of this Section 8.1(b)(iii), any award to be made pursuant to Article VI shall be made within one month of filing of the Arbitration Notice notwithstanding anything to the contrary contained in
     Section 6.2(f) of this Agreement.

          (iv) Notwithstanding the foregoing, in the event that any such breach or failure occurs again within 120 days of the Receiving Party's receipt of a Breach Notice for the first such breach or failure, the Notifying Party shall have the right to terminate this Agreement immediately only upon receipt of a final arbitral award pursuant to Article VI of this Agreement affirming the existence of such breach or failure and that such breach or failure was material; provided, however, that for purposes of this Section 8.1(b)(iv), any award to be made pursuant to Article VI shall be made within one month of filing of the Arbitration Notice notwithstanding anything to the contrary contained in Section 6.2(f) of this Agreement. Termination in accordance with Section 8.1(b)(iii) or 8.1(b)(iv) shall be immediately effective upon the receipt by the Receiving Party of written notice of the final arbitral award affirming the existence of such breach or failure and termination from the Notifying Party. This Section 8.1(b) shall not in any way limit any Party's right to seek injunctive relief or any other remedy available at law or in equity prior to any termination of this Agreement.

                                   Article IX
                         REPRESENTATIONS AND WARRANTIES

     9.1 Representations and Warranties of Prodigy and Operating Partnership. Each of Prodigy and Operating Partnership jointly and severally hereby makes the following representations and warranties to SBC and SBC Sub:

     (a) Authorization; Enforcement. Each of Prodigy and Operating Partnership has all requisite corporate power and authority to execute and to deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. Each of Prodigy and Operating Partnership has taken all necessary action to authorize the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of each of Prodigy and Operating Partnership, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

     (b) Compliance with Law and Obligations. The execution and delivery by each of Prodigy and Operating Partnership of this Agreement do not and the performance by each of Prodigy and Operating Partnership of its respective obligations under this Agreement and the consummation by each of Prodigy and Operating Partnership of the transactions contemplated hereby will not, violate any provision of any law or regulation, or any existing writ or decree of any court or Governmental Entity applicable to Prodigy or Operating Partnership, or violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation or bylaws of Prodigy, the Amended and Restated Certificate of Incorporation of Prodigy or the Amended and Restated By-Laws of Prodigy or the Certificate of Limited Partnership of Operating Partnership or the comparable governing instruments of any of their respective Subsidiaries, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any material contract to which Prodigy or Operating Partnership is a party or which is binding on it or its assets, and will not result in the creation of any Lien on, or security interest in, any of the assets or properties of Prodigy or Operating Partnership or any of their Subsidiaries. Schedule 9.1(b) sets forth a correct and complete list of material Contracts of Prodigy and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

     (c) Consents and Approvals. All notices, reports or other filings required to be made by Prodigy or Operating Partnership, and all consents, registrations, approvals, permits, authorizations and orders of Governmental Entities or other third parties required to be obtained by Prodigy or Operating Partnership, in connection with the execution and delivery of this Agreement by each of Prodigy and Operating Partnership, the performance by each of Prodigy and Operating Partnership of its respective obligations under this Agreement and the consummation by each of Prodigy and Operating Partnership of the transactions contemplated hereby have been made or obtained.

     9.2 Representations and Warranties of SBC and SBC Sub. Each of SBC and SBC Sub jointly and severally hereby makes the following representations and warranties to Prodigy and Operating Partnership:

     (a) Authorization; Enforcement. Each of SBC and SBC Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. Each of SBC and SBC Sub has taken all necessary action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of each of SBC and SBC Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (b) Compliance with Law and Obligations. The execution and delivery by each of SBC and SBC Sub of this Agreement do not, and the performance by each of SBC and SBC Sub of its respective obligations under this Agreement and the consummation by each of SBC and SBC Sub of the transactions contemplated hereby will not, violate any provision of any law or regulation, or any existing writ or decree of any court or Governmental Entity applicable to SBC or SBC Sub, or violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation or bylaws of SBC or SBC Sub, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any material Contract to which SBC or SBC Sub is a party or which is binding on it or its assets, and will not result in the creation of any Lien on, or security interest in, any of the assets or properties of SBC or any of its Subsidiaries.

     (c) Consents and Approvals. All notices, reports or other filings required to be made by SBC or SBC Sub, and all consents, registrations, approvals, permits, authorizations and orders of Governmental Entities or other third parties required to be obtained by SBC or SBC Sub in connection with the execution and delivery of this Agreement by each of SBC and SBC Sub, the performance by each of SBC and SBC Sub of its respective obligations under this Agreement and the consummation by each of SBC and SBC Sub of the transactions contemplated hereby, have been made or obtained.

                                    Article X
                                  MISCELLANEOUS

     10.1 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties hereto. Any attempted assignment that does not comply with this
Section 10.1 shall be void.

     10.2 Governing Law; Venue; Waiver of Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH AND SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES.

     The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal court of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.4 of this Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2.

     10.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and may be executed by facsimile signature. All counterparts shall collectively constitute one and the same Agreement.

     10.4 Notices. In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and deemed to have been duly given and delivered: (a) if delivered in person, on the date of such delivery; (b) if sent by overnight express or registered or certified mail (with return receipt requested), on the date of receipt of such mail; or (c) if sent by confirmed facsimile transmission (with answer back received), on the date of such facsimile transmission provided that notice is also sent on the same day by one of the methods set forth in (a) or
(b) above. Such notice or other communication shall be sent to the following address(es) (or such other address(es) as a Partner may designate from time to time in writing):

        If to SBC or SBC Sub:

            James S. Kahan
            Senior Vice President
            Corporate Development
            SBC Communications Inc.
            175 East Houston Street
            San Antonio, Texas 78705

            Telecopy:  (210) 351-5034
            Telephone: (210) 351-5030

            With copies, which shall not constitute notice, to:

            Senior Counsel - M&A
            SBC Communications Inc.
            175 East Houston Street
            San Antonio, Texas 78705

            Telecopy: (210) 351-3488
            Telephone: (210) 351-3445

            Joseph B. Frumpkin, Esq.
            Keith A. Pagnani, Esq.
            Sullivan & Cromwell
            125 Broad Street
            New York, New York 10004

            Telecopy: (212) 558-3588
            Telephone: (212) 558-4000

            If to Prodigy or Operating Partnership:

               Prodigy Communications Corporation
               44 South Broadway
               White Plains, New York 10601

               Telecopy:  (914) 448-8198
               Telephone: (914) 448-8000
               Attention:   Andrea S. Hirsch
                            Executive Vice President
                            Business Development
                            and General Counsel

               With a copy, which shall not constitute notice, to:

               David A. Westenberg, Esq.
               Hale and Dorr LLP
               60 State Street
               Boston, Massachusetts 02109

               Telecopy: (617) 526-5000
               Telephone: (617) 526-6000


     10.5 Entire Agreement. The terms and conditions contained in this Agreement (including the exhibits and/or schedules attached hereto) constitute the entire agreement between or among the Parties relating to the subject matter of this Agreement and shall supersede all previous communications between the Parties with respect to the subject matter of this Agreement. No Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of any other Party that is not set out or referred to in this Agreement.

     10.6 Amendment. Except as expressly provided otherwise in this Agreement, this Agreement may be varied, amended or extended only by the written agreement executed and delivered by duly authorized officers or representatives of the respective Parties.

     10.7 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable Order or judgment (each such provision, an "invalid provision"), then such provision shall be severed from this Agreement and shall be inoperative, and the Parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the Parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the Parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable Law, rule or regulation makes it unlawful for a Party to comply with any of its obligations hereunder, the Parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such Law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the Parties as set forth herein to the maximum extent feasible.

     10.8 Headings; Recitals. The descriptive headings of the articles and sections of this Agreement and its Schedules and Exhibits and the recitals herein are inserted for convenience only and do not constitute a part of this Agreement.

     10.9 No Waiver of Rights. No failure or delay on the part of a Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. No waiver shall be effective unless in writing signed by the waiving Party.

     10.10 Remedies Cumulative. Unless expressly provided otherwise herein, all rights and remedies granted to each Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies otherwise available to such Party at law or in equity.

     10.11 No Agency. Each of the Parties hereto is an independent contractor and shall have no right, power or authority to assume or create any obligation or responsibility on behalf of any of the other Parties. This Agreement shall not create or imply, or be construed to create or imply, any partnership, association, agency, or joint venture between or among the Parties.

     10.12 No Third Party Beneficiaries. This Agreement is entered into solely among, and may be enforced only by, the Parties hereto. This Agreement shall not be deemed to create any rights in any Third Parties, including suppliers, customers and employees of any Party, or to create any obligations of a Party to any such Third Parties.

     10.13 Force Majeure. If any circumstance beyond the reasonable control of any Party occurs which delays or renders impossible the performance of that Party's obligations under this Agreement on the dates herein provided, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Parties in writing as soon as practicable, but in no event more than ten days, after the occurrence of such force majeure. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such Partner who fails because of force majeure to perform its obligations hereunder shall use commercially reasonable efforts to implement work-arounds or otherwise minimize the length of the delay and to resume promptly performance upon the cessation of the force majeure. Events of force majeure shall include war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, power outages, and acts of God; provided, however, that, in the event that a change in any applicable Law, rule or regulation makes it unlawful for a Party to comply with any of its obligations hereunder and could be considered an event of force majeure, the characterization of such change in Law, rule or regulation as an event of force majeure shall be without prejudice to the obligations of the Parties under
Section 10.7 above.

     10.14 Further Assurances; Affiliates. In addition to any other obligations set forth in the Agreement, each Party agrees to take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement. Unless otherwise expressly set forth herein, any agreement by a Party to take or refrain from taking any action shall constitute an agreement by such Party to cause each of its Subsidiaries, and to use all reasonable best efforts to cause each of its Affiliates, to so act or refrain from acting.

     10.15 Export Controls. Each Party agrees to comply fully with all relevant export laws and regulations of the United Sates to ensure that no information or technical data provided pursuant to this Agreement is exported or re-exported directly or indirectly in violation of law.

     10.16 Negotiated Terms. Each Party acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between the Parties of all risks (both known and unknown) associated with the transactions contemplated by this Agreement.

     10.17 Principles Of Construction. In this Agreement and all other attached Schedules, Exhibits or Attachments to this Agreement, unless otherwise expressly indicated or required by the context:

        (a) reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

        (b) references in this Agreement to any statute, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as re-enacted, redesignated, amended or extended from time to time and references herein or in this Agreement to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, supplemented or replaced from time to time in accordance with such document's or agreement's terms;

        (c) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

        (d) the words "including" or "includes" shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term;

        (e) accounting terms used herein but not defined herein shall have their respective meanings provided under U.S. GAAP;

        (f) the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or its Schedules or Exhibits shall refer to this Agreement and its Schedules and Exhibits as a whole and not to any particular provision hereof or thereof, as the case may be; and

        (g) any reference herein to a time of day means the time of day in New York, New York.

     10.18 Confidentiality. The Parties shall maintain the confidentiality of this Agreement and of any provisions of this Agreement in accordance with any applicable laws, rules and regulations.

     10.19 Taxes.

     (a) Payments. All payments under this Agreement shall be made exclusive of any applicable taxes and shall be made free and clear of, and without reduction for (and the payor shall be responsible for and shall indemnify the payee against), any applicable federal, state, local or foreign sales, use or value-added taxes pertaining to the payments under this Agreement (but specifically excluding taxes based upon the net income of the payee). At the payee's request, the payor shall promptly furnish the payee with receipts evidencing the payment of any taxes referred to in the preceding sentence. The payor and the payee shall cooperate with each other in minimizing any applicable tax and in obtaining any exemption from or reduced rate of tax available under any applicable law.

     10.20 Treatment in Accordance with Future Transactions. Each of Prodigy and Operating Partnership agrees that it shall provide SBC with copies of all agreements and documentation relating to the Marketing or Delivery of a Retail ISP Service within the United States that it enters into with any Third Party ("Third Party Agreement"). If SBC reasonably believes that any such Third Party Agreement materially disadvantages SBC with respect to its obligations and rights under this Agreement, SBC may request a determination, pursuant to the Escalation Process, whether SBC has been or will be materially disadvantaged as a result of such Third Party Agreement and seek appropriate remedies therefor.

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first above written.

                              SBC COMMUNICATIONS INC.



                              By: /s/ James S. Kahan
                                  ------------------------
                                  Name:  James S. Kahan
                                  Title: Senior Executive Vice President --
                                         Corporate Development


                              SBC INTERNET COMMUNICATIONS, INC.



                              By: Stephen A. McGaw
                                  -----------------------
                                  Name:  Stephen A. McGaw
                                  Title: President


                              PRODIGY COMMUNICATIONS
                              CORPORATION



                              By: /s/ Andrea S. Hirsch
                                  ------------------------
                                  Name:  Andrea S. Hirsch
                                  Title:  Executive Vice President


                              PRODIGY COMMUNICATIONS LIMITED
                              PARTNERSHIP

                              By: Prodigy Communications Corporation, as
                                  general partner of Prodigy Communications
                                  Limited Partnership


                              By: /s/ Andrea S. Hirsch
                                  -----------------------
                                  Name:  Andrea S. Hirsch
                                  Title:  Executive Vice President

                               Schedule 2.7(b)(i)
                               ------------------


     SBC Sub would receive the retail subscription fee directly from the Subscriber. Expenses associated with the functions for which SBC Sub retains responsibility would be netted against retail revenue to derive the wholesale fee paid to Operating Partnership. For example:

     Retail Subscription Fee (revenue
     from Subscriber to SBC Sub):                       $18.00

     Billing Expense (expense borne
     by SBC Sub):                                        (0.50)

     Bad Debt Expense (2% -- expense
     borne by SBC Sub):                                  (0.36)
                                                        =======
     Wholesale Subscription Fee (expense
     borne by SBC Sub; revenue for Prodigy)             $17.14



     This example assumes that only billing and bad debt expenses are the responsibility of SBC Sub. Other expenses of this general nature may be incurred, however, which would affect this calculation. If any such other expenses are incurred by SBC Sub, SBC Sub will notify Operating Partnership in writing of these expenses prior to the time of payment by SBC Sub. In the event Operating Partnership disagrees with SBC Sub's determination to deduct such other expenses from the retail revenue received by SBC Sub, such expenses will not be deducted from the retail revenue received by SBC Sub and such disagreement will be resolved in accordance with the Escalation Process. If as a result of the Escalation Process it is determined that such expenses should have been deducted from the retail revenue received by SBC Sub, Operating Partnership shall refund SBC Sub for such expenses. The figures provided in this example are for illustrative purposes only and do not represent actual revenues and expenses.